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                                                             Exhibit 99.B(p)(14)

[LEE MUNDER CAPITAL GROUP LOGO]

                                 CODE OF ETHICS

PURPOSE The purpose of this Code of Ethics ("Code") is to govern the personal and professional conduct of Lee Munder Investments, Ltd. personnel whose personal interests, in certain circumstances, may conflict with those of the Company. While the Company has full confidence in the integrity of all of its employees, officers and directors, it recognizes that persons have or may have knowledge of present or future client transactions, knowledge of material information regarding potential investment opportunities, or material relationships that may impact client or investment decisions, and, in certain circumstances, the power to influence transactions made by or for clients. If such persons engage in personal transactions in securities that are eligible for investment by clients, or if they cause relatives or other third parties to do so, these persons could be in a position where their personal interests may conflict with the interests of clients.

 1. GENERAL PRINCIPLES These Procedures are based on the principle that of the Company's employees owe a fiduciary duty to its clients. This duty includes the obligation to conduct their personal and professional activities, including securities transactions in a manner that does not interfere with the transactions of any client or otherwise to take unfair advantage of their relationship with clients, investee companies, or outside service providers. In recognition of this duty, the Investment Adviser hereby adopts the following general principles to guide the actions of its personnel:

     A. Personnel have a duty at all times to place the interests of clients first.

     B. Personnel, as required under our Personal Trading Policies, have the duty to conduct all personal securities transactions in a manner consistent with these Procedures and that will avoid any actual or potential conflict or abuse of a position of trust and responsibility.

     C. All persons must refrain from actions or activities that allow them to profit or benefit from his or her position with respect to a client, or that otherwise bring into question the person's independence or judgment.

     D. All personal securities transactions by Access Persons must be accomplished so as to avoid even the appearance of a conflict of interest between such Access Persons and a client.

     E. In addition to adhering to these Procedures with respect to their personal securities transactions, Access Persons must avoid any action that would

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         cause a relative or other third party to engage in a securities transaction that the Access Person could not engage in.

     F. Transactions or relations with outsiders must be conducted in a manner that avoids even the appearance of a conflict of interest between such Access Persons and a client.

More detailed procedures may be separately provided which contain more detailed guidance, or which apply to only certain individuals within the Company.

PERSONAL TRADING BY ACCESS PERSONS

See the separate Employee Trading Procedures for detailed discussion regarding the Company's policies and procedures in this area.

INSIDER TRADING

See the separate Insider Trading Procedures for detailed discussion regarding the Company's policies and procedures in this area.

SERVICE WITH OTHER ORGANIZATIONS

Industry regulations regarding disclosure and avoidance of conflicts of interest require that each employee report, upon commencement of employment and annually thereafter, affiliations and relationships with outside entities, both public and private. Access persons shall be required to submit this form annually disclosing such relationships, if any. (see Annual Disclosure Doc form) Prior to accepting any such appointment or employment, the affected employee shall obtain the approval of the CCO. Such authorization shall be made in writing and maintained in the employee's personnel file.

RESTRICTED SECURITIES

In connection with the review of potential conflicts of interest by employees or their outside business contacts, the Company shall maintain a listing of securities restricted as to purchase. This listing shall contain all entities related to key employees of the Company. In addition, any additional entity by which a key employee has a material business relationship shall also be restricted, unless so waived by the CCO in writing.

RECEIPT OF GIFTS

In the conduct of their day to day activities, outside service providers or vendors may offer employees gifts or other tokens intended to show appreciation or further the relationship of the vendor with the Company. Gifts in excess of $100 per year may not be accepted, and in no event may an employee accept a cash gift. This policy is not intended to discourage the necessary occasions where a vendor may pay for a meal or the periodic sporting event in order to provide a time or location for more detailed discussions or promote relationships. Employees shall be mindful of the number and amount of such events however. In no event shall any employee ask a vendor or service provider to obtain or give to the employee any meals or tickets to such events.

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[LEE MUNDER CAPITAL GROUP LOGO]

                     INSIDER TRADING POLICIES AND PROCEDURES

     Under the Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA"), Lee Munder Investments Ltd. ("Adviser") must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information. These procedures are designed to prevent the misuse of material, nonpublic information by the Adviser and its officers, directors and employees.

GENERAL

     On a day-to-day basis, you may come into possession of information that has not yet been released to the public about companies with which the Adviser does business or has other dealings. Depending on the significance of the information and the circumstances under which you receive it, the information may be considered "inside information" under United States securities laws. The purchase or sale of securities of a company at a time when you have inside information may violate the securities laws and can result in civil and/or criminal liability. In civil actions, the government, as well as private parties, may obtain damages for insider trading; criminal violations can result in fines and/or imprisonment. You, the Adviser and other employees can also be held responsible for securities trading by anyone to whom you give inside information -- even if you do not trade on the information yourself.

     In light of the severe sanctions for misuse of inside information (including disciplinary actions for violating the Adviser's policy prohibiting such activities), you should strictly adhere to the following guidelines:

- Assume that ALL information you learn about a company is "inside information" and is nonpublic unless you know that the information has been publicly disseminated.

- Do not purchase or sell, or agree to purchase or sell, any securities of any company as to which you have inside information, or any related "derivative" securities (such as exchange-traded options), and do not suggest or recommend that anyone you know purchase or sell any such securities.

- Avoid discussing any inside information with ANYONE who does not have a "need to know" the information; this includes discussing such information with other employees unless they have a "need to know", and even with members of your family, including your spouse. You should also avoid discussing such information in elevators, hallways or other places where you may be overheard by others who do not have a "need to know", or on cell phones.

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PROCEDURES TO FOLLOW

     1. An employee should contact the compliance or similar office if he or she becomes aware of an actual or potential insider trading violation or violation of the policies and procedures contained herein.

     2. Each employee must comply with the Adviser's procedures governing employee trading, including the pre-clearance of trades, the reporting of trades and security holdings and restrictions on trades under certain circumstances.

     3. The compliance or other officer of the Adviser periodically will review employee trades to verify compliance and detect insider trading (e.g., by comparing such trades with trades by the Adviser's advisory accounts and securities listed on "restricted" and "watch" lists).

     4.  INFORMATION BLOCKING DEVICES

         a. When one or more employees ("Inside Employees") receive material, nonpublic information about a company while serving on a creditors' committee or in any other capacity which, in the opinion of the compliance or other officer, necessitates information blocking devices (also called "Chinese Walls"), no employee or advisory account may trade in securities issued by such company until information blocking devices designed to block the flow of such information between the Inside Employees and other employees and departments are in place.

         b.  Information blocking devices shall prohibit:

             i. The Inside Employee(s) from discussing the material, nonpublic information with other employees unless they are also Inside Employees;

             ii. The Inside Employee(s) from trading, or recommending the trading, of securities issued by the company which is the subject of the material, non-public information; and

             iii. Access by non-Inside Employees to any files, including computer files, containing the material, nonpublic information is prohibited and systems must be put in place to prevent such access.

     5.  RESTRICTED/WATCH LISTS

         a. The compliance or other officer will place certain securities on a "restricted list." Securities issued by companies about which a number of employees are expected regularly to have material, non-public information

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             should generally be placed on the restricted list. Employees are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. The compliance or other officer shall take steps to immediately inform all employees of the securities listed on the restricted list.

         b. The compliance or other officer will place certain securities on a "watch" list. Securities issued by companies about which a limited number of persons possess material, non-public information should generally be placed on the watch list. The list will be disclosed only to the compliance or other officer and a limited number of other persons who are deemed to be necessary recipients of the list because of their roles in compliance.

     6.  EMPLOYEE TRAINING/EDUCATION

         a. All employees of the Adviser shall be provided with a copy of these procedures.

         b. All employees shall annually attend seminars or meetings providing education and training with respect to the Adviser's insider trading policies and procedures and insider trading in general.

         c. The Adviser shall provide employees written materials discussing these procedures and insider trading in general as deemed necessary in addition to the steps provided for above.

     7.  RECORDKEEPING/REPORTS

         All documents and other records generated in connection with these procedures shall be maintained for a minimum of six years;

         Periodically, the compliance or other officer shall prepare a report reviewing the procedures implemented during the period covered and any deficiencies or noteworthy events occurring during the execution of the procedures.

     8.  ACKNOWLEDGMENT

         Each employee shall annually review and read these procedures and attest to their reading, understanding and adherence to the procedures. Such acknowledgement shall be in a form deemed appropriate by the compliance officer.

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                                 INSIDER TRADING

                          RESTRICTED SECURITIES LISTING

                               AS OF JUNE 30, 2004


Neiman Marcus Group (tickers MCS, NMGA, NMGB) (Castanea relationships)

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[LEE MUNDER CAPITAL GROUP LOGO]

                           EMPLOYEE TRADING PROCEDURES

PURPOSE  The purpose of these employee personal trading procedures
          ("Procedures") is to govern the personal securities trades of "Access Persons" (as defined below) of Lee Munder Investments, Ltd. ("Investment Adviser") whose personal interests, in certain circumstances, may conflict with those of the Investment Adviser. While the Investment Adviser has full confidence in the integrity of all of its employees, officers and directors, it recognizes that Access Persons have or may have knowledge of present or future client transactions and, in certain circumstances, the power to influence transactions made by or for clients. If Access Persons engage in personal transactions in securities that are eligible for investment by clients, or if they cause relatives or other third parties to do so, these Access Persons could be in a position where their personal interests may conflict with the interests of clients. These Employee Trading Procedures shall also be governed by the general conditions contained in the Company's Code of Ethics.

     2.  DEFINITIONS

         A.  Access Person means:

             i.    any director or officer of the Investment Adviser;

             ii. each employee of the Investment Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

             iii. any natural person in a control relationship to the Investment Adviser who obtains information concerning recommendations made by the Investment Adviser with respect to the purchase or sale of a Security by a Client; and

             iv. Any other person deemed to be an Access Person by the Compliance Officer.

         B. Beneficial Ownership of a Security means having or sharing the power to dispose of or to vote the Security. For purposes of this Code, a person is deemed to beneficially own the following Securities, among others:

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             i.    Securities held in a person's own name, or that are held for the person's benefit in a nominee, custodial or street name account

             ii. Securities owned by or for a partnership in which the person is a general partner

             iii. Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a blind trust or similar arrangement

             iv.   Securities in a person's individual retirement account

             v.    Securities in a person's 401(k) or similar retirement plan

             vi. Securities owned by a trust of which the person is either a trustee or a beneficiary

             vii. Securities owned by a corporation, partnership or other entity which the person controls.

             This is not a complete list of the forms of ownership that could constitute "Beneficial Ownership" for purposes of this Code. If you have specific questions, you should ask the Compliance Officer.

         C. Client means any person that has entered into an investment management agreement with the Investment Adviser.

         D. Compliance Officer means the person so designated by the Company or management.

         E. Control means having the power to exercise a controlling influence over the management or policies of a company, having a 25% or more ownership position of a company's equity securities, or otherwise controlling a company, as defined in Section 2(a)(9) of the Investment Company Act of 1940, as amended.

         F. Related Security means any security convertible within sixty (60) days into a Security, and any future or option on the Security.

         G. Security means a security as defined in Section 2(c)(36) of the 1940 Act (including a Related Security), except that it does not include:

             i. any security issued or guaranteed as to principal or interest by the U.S. Government;

             ii. any security issued by an open end investment company, other than open end investment companies advised/subadvised by LMCG;

             iii. any money market instrument, including bankers' acceptances, certificates of deposit, and commercial paper.

             iv.   Exchange Traded Funds ("ETFs").

     3.  PROHIBITIONS

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         A.  In connection with the purchase or sale by an Access Person, or by a relative or other third party acting upon the advice or instruction of such Access Person, of a Security held or to be acquired by any Client, no Access Person shall:

             i.    employ any device, scheme or artifice to defraud such Client;

             ii. make to such Client any untrue statement of a material fact or omit to state to such Client a material fact necessary in order to make the statements made not misleading;

             iii. engage in any act, practice, or course of business that would operate as a fraud or deceit upon such Client; or

             iv. engage in any manipulative practice with respect to such Client.

         B.  No Access Person may:

             i. purchase or sell, directly or indirectly, a Security or Related Security for his or her own account, or for the account of any relative or other third party acting upon the advice or instruction of such Access Person, within seven (7) days before or after the time that the same Security or Related Security has been or is to be purchased or sold by any Client for whom the Access Person manages an investment account (note that the overall applicable time period is 15 days: the day of trade, 7 days before, and 7 days after); or

             ii. purchase or sell, directly or indirectly, a Security or Related Security for his or her own account, or for the account of any relative or other third party acting upon the advice or instruction of such Access Person, that is the same Security or Related Security that is the subject of an open buy or sell order of any Client,

             iii. purchase or sell, directly or indirectly, shares of an open ended mutual fund advised or subadvised by LMCG without specific prior approval of the CCO.

         C. No Access Person may acquire a Security in an initial public offering or private placement without the written consent of the Compliance Officer.

         D.  No Access Person may profit from the:

             i. Purchase of a Security or Related Security followed by the sale of the same Security or a Related Security within sixty
                   (60) days after the purchase; or

             ii. Sale of a Security or a Related Security followed by the purchase of the same Security or a Related Security within sixty (60) days after the sale.

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             Note: this does allow an Access Person to sell, AT A LOSS, any security held for less than sixty (60) days without such sale being considered a violation of this policy.

     4.  PRE-CLEARANCE OF SECURITIES TRANSACTIONS

         A. An Access Person may not purchase or sell any Security without first obtaining preclearance from the Compliance Officer or his/her designee.

         B. The preclearance requirements of Section 4.A shall not apply to the following transactions:

             i. Purchases or sales over which the Access Person has no direct or indirect influence or control;

             ii. Purchases or sales that are non-volitional on the part of the Access Person (e.g., purchases made pursuant to an automatic dividend reinvestment plan);

             iii. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities.

         C. The Compliance Officer or his/her designee may preclear transactions that appear, upon reasonable inquiry, to present no reasonable likelihood of harm to any Client.

         D. The Compliance Officer shall prepare and maintain appropriate documentation for the preclearance of personal trades by Access Persons, and such documentation shall be maintained as required in
             Section 8 below.

     5.  REPORTING

         A. Each Access Person shall report all holdings in Securities and ETFs in which such Access Person has acquired any direct or indirect Beneficial Ownership at the time of his/her employment with the Adviser, and annually thereafter.

         B. Each Access Person shall report all transactions in Securities and ETFs of which such Access Person has acquired any direct or indirect Beneficial Ownership. Such reports shall be filed with the Compliance Officer within ten (10) days after the end of each calendar quarter.

         C. Reports filed pursuant to this Section 5 shall contain the following information:

             i.    Name of the Access Person making the report;

             ii.   Date of the transaction;

             iii. Title and number of shares or principal amount of each Security or ETF involved;

             iv.   Nature of the transaction (buy or sell);

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             v.    Price at which transaction was effected; and

             vi. Name of the broker-dealer, bank or other financial institution through whom the transaction was effected.

             vii.  Date that the report is submitted

         D. Every Access Person who opens an account at a broker-dealer or other financial institution shall:

             i. Immediately notify the Compliance Officer of the opening of such account; and

             ii. Direct each such broker-dealer or other financial institution to provide the Compliance Officer with a duplicate copy of quarterly account statements issued to such Access Person.

         E. Each Access Person who owns Securities or ETFs acquired in a private placement shall disclose such ownership to the Compliance Officer if such person is involved in any subsequent consideration of an investment in the issuer by a Client.

     6. CERTIFICATION Every Access Person shall certify on an annual basis that he or she has:

         1.  complied with these Procedures;

         2.  read and understands these Procedures; and

         3. disclosed, precleared, and reported all transactions in Securities consistent with the requirements of these Procedures.

     7. EXEMPTIONS The requirements of Sections 3 and 4 relating to preclearance, holding periods and blackout periods shall not apply to accounts of Access Persons that are managed by the Investment Adviser in a manner and style consistent with all other similarly situated accounts, or to accounts placed with an outside adviser where such adviser has full and sole discretion as to the timing and nature of securities transactions in those accounts. Such accounts noted above managed by the Investment Adviser, however, shall not be afforded special treatment in the placement of securities transactions by the Investment Adviser, and such accounts shall be specifically reviewed by the Compliance Officer to ensure adherence to these rules. These accounts noted above, however, shall not be exempt from the reporting requirements of Sections 5 and 6.

         The requirements of Sections 3b, 3c and 4 shall not apply to investments in securities of mutual funds advised/sub-advised by LMCG. These transactions shall not be exempt, however, from the reporting requirements of Sections 3a, 3d, 5 and 6.

         The Compliance Officer may, at his/her discretion, exempt a transaction from the requirements of any portion of these Procedures after consideration of all of the

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         facts and circumstances of the transaction. Such consideration shall be documented in writing and filed with the appropriate quarterly transaction reports.

     8.  RECORDS

     The following records shall be maintained by the Investment Adviser for a period of not less than five (5) years or for such other period as may be required under applicable law:

             a.    A copy of these Procedures;

             b. Records of any violation of these Procedures and actions taken by the Investment Adviser in response to such violation;

             c. Copies of Access Person reports and broker-dealer confirmations and account statements; and

             d.    Lists of Access Persons.

     9.  TRAINING

         1. Each newly hired or newly designated Access Person shall receive a copy of these Procedures and shall be required to certify within thirty (30) days of receipt of such Procedures that he or she has read and understands the Procedures.

         2. The Compliance Officer shall review the Procedures with any newly hired or newly designated Access Person.

         3. The Compliance Officer shall at least annually conduct a training seminar reviewing the requirements of the Procedures and the required duties of the Access Persons.

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                           LEE MUNDER INVESTMENTS, LTD

                            LISTING OF ACCESS PERSONS

AS OF JULY 1, 2004


Nicholas Battelle
Jim Bell
Andrew Beja
Mike Chapman
Don Cleven
John Despotopolous
Patrick Donnelly
Terry Gardner
Arthur Hurley
Nan-Marie Jaeger
Chian Jiang
Jake Layton
Lydia Midwood
Richard Mullaney
Lee Munder
Elise O'Connell
Jonathan Stone
Ken Swan
Todd Vingers
Jay Willadsen
Kenneth Winston